Singer Lewak Greenbaum & Goldstein LLP
                                  [letterhead]

January 26, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 24, 2005 (the termination of the client-auditor relationship), to be filed by our former client, Steakhouse Partners, Inc. We agree with the statements made in response to Item 401(a) insofar as they relate to our Firm.

/s/ Singer Lewak Greenbaum & Goldstein LLP
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Singer Lewak Greenbaum & Goldstein LLP